AGREEMENT

                                                  AND

        PLAN OF REORGANIZATION By and Between

       CVB FINANCIAL CORP., CHINO VALLEY BANK

                          and

            WESTERN INDUSTRIAL NATIONAL BANK

November 16, 1993

AGREEMENT AND PLAN OF REORGANIZATION
          This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of November 16, 1993 by and between CVB Financial Corp., a California corporation ("CVB"), Chino Valley Bank, a California banking corporation ("Chino Valley"), and Western Industrial National Bank, a national banking association ("Western").


R E C I T A L S

          CVB, Chino Valley and Western desire to enter into this Agreement in order to provide for the acquisition by CVB of all of the outstanding shares of Western Stock (as defined below) pursuant to the Consolidation (as defined below) and Merger (as defined below), subject to the terms and conditions specified herein, as follows:


               (a) CVB will establish New Bank (as defined below) as a wholly-owned subsidiary;


               (b) Western and New Bank will enter into an Agreement to Consolidate (as defined below) providing for the consolidation of New Bank and Western under the charter of Western; and


               (c) Immediately thereafter, the Consolidated Association (as defined below) will merge with and into Chino Valley pursuant to an Agreement of Merger (as defined below).


          In consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:


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NOTE:  PARAGRAPH DEFINITION REDEFINED AS FOLLOWS:
LEVELS:           1      2      3      4      5      6
  # STYLE         0      5      3      1      2      4
  PUNCTUATION     0      0      3      3      3      3
EXAMPLE           I     1.1    (a)    (i)    (A)    (1)
TYPE IN PARAGRAPH LEVELSARTICLE 1

DEFINITIONS

          1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

          "Affiliate" means any Person (as defined below) that directly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

          "Agreement to Consolidate" shall mean the Agreement to Consolidate to be entered into by and between New Bank and Western substantially in the form of Exhibit A-1 hereto, but subject to any changes that may be necessary to conform to any requirements of any regulatory agency having authority over the Consolidation (as defined below).

          "Aggregate Purchase Price" shall have the meaning given such term in Section 2.4.

          "Aggregate Purchase Price Certificate" shall mean a certificate, executed by the Chief Executive Officer and Chief Financial Officer of Western and dated as of the Determination Date (as defined below), setting forth the Aggregate Purchase Price and Per Share Price (as defined below), including the Net Income/Losses (as defined below).

          "Agreement of Merger" shall mean the Agreement of Merger to be entered into by and between Chino Valley and the Consolidated Association (as defined below) substantially in the form of Exhibit A-2 hereto, but subject to any changes that may be necessary to conform to any requirements of any regulatory agency having authority over the Merger.

          "Alternative Transaction" shall have the meaning given such term in subsection (a) of Section 6.5.

          "Business Day" shall mean any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

          "Charter Documents" shall mean, with respect to any business organization, any certificate or articles of incorpo ration or association, any bylaws, any partnership agreement and any other similar documents that regulate the basic organization of the business organization and its internal relations.

              "Chino Valley" shall mean Chino Valley Bank, a
California banking corporation.


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          "Chino Valley Stock" shall mean the common stock, no par value, of Chino Valley.

          "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date (as defined below) at the offices of Manatt, Phelps &
Phillips, 11355 West Olympic Boulevard, Los Angeles, California, or at such other place as the Parties (as defined below) may agree upon.

          "Closing Date" shall mean, unless the Parties (as defined below) agree on another date, the first Friday following the receipt of the approvals and consents and expiration of the waiting periods specified in subsection (c) of Section 8.1 and subsection (b) of Section 8.2.

          "Code" shall mean the United States Internal Revenue
Code of 1986, as amended, and all regulations thereunder.

              "Comptroller" shall mean the Comptroller of the Currency.

          "Confidential Information" shall mean all information heretofore or hereafter provided by Western to CVB and Chino Valley, which is information related to the business, financial position or operations of Western (such information to include, by way of example only and not of limitation, client lists, pricing information, company manuals, internal memoranda, strategic plans, budgets, forecasts, projections, computer models and marketing plans). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by CVB and Chino Valley or any of its officers, directors, employees or other representatives), (ii) was available to CVB and Chino Valley on a nonconfidential basis from a source other than Western, provided that such source learned the information independently and is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by CVB and Chino Valley without violating any obligations under this Agreement.

          "Consents" shall mean every consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person (as defined below).

          "Consolidation" shall mean the consolidation of New Bank and Western.

          "Consolidated Association" shall mean the national banking association surviving the Consolidation.

          "Consolidated Association Stock" shall mean the common stock, $5.00 par value, of the Consolidated Association.

          "Contingent Loans" shall mean the loans of Western described on
Schedule 1.1.


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          "Contingent Payment Rights" and "Contingent Payment Right" shall have the meanings given such terms in Section 2.6.

          "Contingent Reserve" shall mean a special loan loss reserve established by Western with respect to the Contingent Loans which shall be equal to 20% of the principal amount of the Contingent Loans; provided, however, that such reserve shall not exceed $400,000.

          "CRA" shall mean the Community Reinvestment Act.

          "CVB" shall mean CVB Financial Corp., a California corporation.

          "CVB Supplied Information" shall have the meaning given such term in Section 5.4.

          "Deposit" shall mean any deposit as defined in Section 3(l) of the Federal Deposit Insurance Act, as amended to the date of this Agreement (12 U.S.C. Section 1813(l)).
          "Determination Date" shall mean the last day of the month immediately preceding the Effective Time of the Consolidation (as defined below), unless such day is less than 10 Business Days prior to the Effective Time of the Consolidation, in which case the Determination Date shall be the last day of the second month immediately preceding the Effective Time of the Consolidation.

          "DPC Property" shall mean voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted in good faith, retained with the object of sale for a period not longer than one year, or any applicable statutory holding period, and recorded in the holder's business records as such.

          "Effective Time of the Consolidation" shall have the meaning given such term in Section 2.1.

          "Effective Time of the Merger" shall mean the date and time of the filing of the Agreement of Merger bearing the certi fication of the Secretary of State (as defined below) with the Superintendent.

          "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

          "Environmental Law" shall mean any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relat ing to: (A) pollution or protection of the environment, includ ing natural resources; (B) exposure of persons, including employees, to Hazardous Substances (as defined below) or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (D) regu lation of the manufacture, use or

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introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq.,
(4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C 2601 et seq.; (5) the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. 651; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. 1101 et seq.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. 801 et seq.; (9) the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; and
(10) all comparable state and local laws, laws of other jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code 25300 et seq.

          "Equity Securities" shall mean the capital stock of Western or any options, rights, warrants or other rights to subscribe for or purchase, or any plans, contracts or commitments that are exercisable in, such capital stock or that provide for the issuance of, or grant the right to acquire, or are convert ible into, or exchangeable for, such capital stock.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

          "Exchange Agent" shall mean the corporation or financial institution appointed by CVB to effect the exchange contemplated by Section 2.5.

          "Executive Officer" shall mean a natural person who participates or has the authority to participate (other than in the capacity of a director) in major policy making functions, whether or not such person has a title or is serving with salary or other compensation.

              "FDIC" shall mean the Federal Deposit Insurance
Corporation.

          "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, munici pal, domestic, foreign or other administrative agency, depart ment, commission, board, bureau or other governmental authority or instrumentality.

          "Hazardous Substances" shall mean (i) substances that are defined or listed in, or otherwise classified pursuant to, or the use or disposal of which are regulated by, any Environmental Law as "hazardous substances,"

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"hazardous materials," "hazardous wastes," toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcino genicity, reproductive toxicity, or "EP toxicity;" (ii) oil, petroleum or petroleum derived from substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (iii) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which pose a hazard to any property or to Persons on or about such property; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Interim Period Amount" shall mean an amount equal to the net income of Western for the six month period ending December 31, 1993, divided by the number of days in such six month period, multiplied by the number of days from the Determination Date to the Effective Time of the Consolidation; provided, however, that the Interim Period Amount shall not include any extraordinary charges relating to the transactions contemplated by this Agreement.

          "Material Contract" shall have the meaning given such term in
Section 4.11.


          "Merger" shall mean the merger of the Consolidated Association with and into Chino Valley.

          "Net Income/Losses" shall mean an amount equal to the net income or net losses of Western for the period commencing on January 1, 1993 and ending on the Determination Date (as defined below) (the "Income Period"), determined in accordance with generally accepted accounting principles on a basis consistent with those utilized in the preparation of the Western Financial Statements (as defined below) for the year ended December 31, 1992 (except for changes, if any, required by generally accepted accounting principles), taking into account (A) all accruals and reserves necessary to fairly present the net income or net losses of Western for the Income Period, (B) all amounts not previously expensed or accrued for (i) payments to holders of Western Options (as defined below) for the cancellation of Western Options in accordance with
Section 2.1(c), (ii) payments in respect of the cancellation and termination of the Western Employment Agreements (as defined below), (iii) payments in respect of expenses and costs relating to the transactions contemplated by this Agreement, (iv) payments in respect of the termination of all Western employee benefit plans and all benefits payable thereunder,
(v) establishing the Contingent Reserve and (vi) establishing a loan loss reserve for all loans other than the Contingent Loans that is, as of the Determination Date, not less than $700,000 and (C) any other adjustments mutually agreed to by Western, CVB and Chino Valley. Notwithstanding the foregoing, the parties hereto agree that any increase in capital resulting from the exercise of Western Options for cash shall be added to net income.


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          "New Bank" shall mean the interim California banking corporation established by CVB solely for the purpose of effecting the Consolidation.

          "New Bank Stock" shall mean the common stock, no par value, of New Bank.

          "Noncompetition Agreement" shall mean an agreement, substantially in the form of Exhibit B-1 or B-2 hereto, pursuant to which each of the directors and Executive Officers of Western as of the date of the Original Agreement shall covenant not to compete with the Surviving Bank (as defined below).

          "Operating Loss" shall have the meaning given such term in
Section 4.24.

          "Party" shall mean any of CVB, Chino Valley or Western and "Parties" shall mean all of CVB, Chino Valley and Western.

          "Per Share Price" shall mean the quotient obtained by dividing
(x) the Aggregate Purchase Price by (y) the total number of shares of Western Stock outstanding immediately prior to the Effective Time of the Consolidation (including Perfected Dissenting Shares).

          "Perfected Dissenting Shares" shall mean shares of Western Stock the holders of which have satisfied the requirements of Section 215 (as defined below) and have not effectively withdrawn or lost their dissenters' rights under Section 215.

          "Permit" shall mean any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order or approval necessary or appropriate under any applicable Rule (as defined below).

          "Person" shall mean any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

          "Proxy Statement" shall have the meaning given such term in
Section 4.27.

          "Real Property" shall have the meaning given such term in subsection (a) of Section 4.12.

          "Representatives" shall have the meaning given such term in subsection (a) of Section 6.1.

          "Rule" shall mean any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity, including, without limitation, those relating to dis closure, usury, equal credit opportunity, equal employment, fair credit reporting and anticompetitive activities.

          "Second Anniversary Date" shall mean the day that is the second

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anniversary date of the Closing Date.

          "Secretary of State" shall mean the Secretary of State of the State of California.

          "Section 215" shall mean Section 215 of Title 12 of the United States Code.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations thereunder.

          "Shareholder's Agreement" shall mean an agreement, substantially in the form of Exhibit C hereto, pursuant to which each signatory shall agree to vote or cause to be voted all shares of Western Stock with respect to which such Person has voting power on the date hereof or hereafter acquires to approve the Agreement and the transactions contemplated hereby and all requisite matters related thereto.

          "Superintendent" shall mean the Superintendent of Banks of the State of California.

          "Surviving Bank" shall mean the bank surviving the Merger.

          "Surviving Bank Stock" shall mean the common stock, no par value, of the Surviving Bank.

          "Tax Filings" shall have the meaning given such term in Section
4.10.

          "Third Party Consent" shall have the meaning given such term in subsection (b) of Section 7.1.

          "To the knowledge" and "to the best knowledge" shall have the meanings given such terms in Section 11.12.

          "Western" shall mean Western Industrial National Bank, a national banking association, and all of its subsidiaries.

          "Western Employment Agreements" shall mean any employment agreement, severance agreement, "golden parachute" agreement or any other agreement which provides for payments to employees of Western upon termination of employment, including termination after a change in control.

          "Western Filings" shall have the meaning given such term in
Section 4.9.

          "Western Lease" shall mean the Agreement of Lease dated
July 29, 1982 between Ray E. Andruss and Margaret M. Andruss and Western.

          "Western Options" shall mean options to purchase Western Stock (as defined below) pursuant to the Western Stock Option Plan (as defined below).

          "Western Stock" shall mean the common stock, $5.00 par value, of

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Western.

          "Western's Stock Option Plan" shall mean the Incentive Stock Option Plan of Western.

          "Western Supplied Information" shall have the meaning given such term in Section 4.27.

          "Western Financial Statements" shall have the meaning given such term in subsection (a) of Section 4.4.

          "WIN Investment Group" shall mean an investment group comprised of the following individuals: Thomas Walker; Mildred Walker; Evans Menon; Gay Menon; Roger Gutierrez; Noel Castellon; Robert Byram; and Lewis Beery.
ARTICLE 2

THE CONSOLIDATION AND RELATED MATTERS

          2.1 The Consolidation. The Parties hereto agree that each will use their best efforts to perfect the organization of New Bank in accordance with the California Financial Code and the regulations promulgated thereunder prior to the Closing Date. The directors and officers of New Bank, and the Articles of Incorporation and Bylaws of New Bank, shall be determined by CVB. Subject to the provisions of this Agreement, the Parties agree to request that the approval of the Consolidation to be issued by the Comptroller on or prior to the Closing Date shall provide that the Consolidation shall become effective (the "Effective Time of the Consolidation") as of the Closing Date and immediately prior to the Effective Time of the Merger. At the Effective Time of the Consolidation, the following transactions will occur simultaneously:

               (a) Consolidation of Western and New Bank. Western and New Bank shall be consolidated under the charter of Western.

               (b) Effect on Western Stock. Subject to Section 2.3, each share of Western Stock issued and outstanding immediately prior to the Effective Time of the Consolidation shall, on and at the Effective Time of the Consolidation, pursuant to the Agreement to Consolidate and without any further action on the part of Western or the holders of Western Stock, be automatically cancelled and cease to be an issued and outstanding share of Western Stock and be converted into the right to receive (i) the Per Share Price and (ii) one Contingent Payment Right.

               (c) Effect on Western Options. Prior to the Effective Time of the Consolidation, Western shall make arrange ments satisfactory to CVB for the surrender for cancellation of all Western Options outstanding immediately prior to the Effective Time of the Consolidation, such cancellation to become effective at the Effective Time of the Consolidation.

               (d) Effect on New Bank Stock. Each share of New Bank Stock issued and outstanding immediately prior to the Effective Time of the Consolidation shall, on and at the

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Effective Time of the Consolidation, pursuant to the Agreement to
Consolidate and without any further action on the part of Western or the holder of the New Bank Stock be converted into, and shall for all purposes be deemed to represent, one share of Consolidated Association Stock. Because the Consolidation is subject to, and will occur only if it is immediately followed by, the Merger and the cancellation of the Consolidated Association Stock, no certificates representing shares of the Consolidated Association Stock will be issued.

          2.2 Effect of the Consolidation. At the Effective Time of the Consolidation, the corporate existence of New Bank and Western shall be merged into and continued in the Consolidated Association and the Consolidated Association shall be deemed the same corporation as each bank
participating in the Consolidation.   All rights, franchises, and interests
of New Bank and Western in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Association by virtue of the Consolidation without any deed or other transfer and the Consolidated Association shall hold and enjoy all rights of property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the consolidating banks at the Effective Time of the Consolidation.

          2.3 Dissenting Shareholders. Any Perfected Dissenting Shares shall not be converted into the right to receive the Per Share Price and one Contingent Payment Right, but the holders thereof shall be entitled only to such rights as are granted them by Section 215. Each dissenting shareholder who is entitled to payment for his shares of Western Stock under Section 215 shall receive such payment in an amount as determined pursuant to Section 215.

          2.4     The Aggregate Purchase Price and Per Share Price.

               (a) Computation of the Aggregate Purchase Price. The Aggregate Purchase Price shall be the sum of
(i) $13,450,000, (ii) the Net Income/Losses, as defined above and (iii) the Interim Period Amount, as defined above.

               (b) Officers' Certificate; Accountant's Review. The Aggregate Purchase Price and Per Share Price, including the Net Income/Losses shall be set forth in the Aggregate Purchase Price Certificate. The procedures upon which the calculation of the Aggregate Purchase Price and Per Share Price, including the Net Income/Losses, are based shall be reviewed and confirmed by Deloitte & Touche, or such other independent accountants as CVB may designate.

          2.5 Delivery of Cash. Prior to the Effective Time of the Consolidation, CVB or Chino Valley will deliver to the Exchange Agent an amount of cash equal to the Per Share Price multiplied by the number of shares of Western Stock outstanding immediately prior to the Effective Time of the Consolidation. Delivery to such holders of the cash to which they are entitled will subsequently be made by the Exchange Agent against delivery of share certificates formerly evidencing Western Stock (duly executed and in proper form for transfer) to the Exchange Agent in

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accordance with this Section 2.5 and an agreement to be entered into between CVB and the Exchange Agent.

          2.6     Contingent Payment Rights.

          (a) The Contingent Payment Rights shall represent the right to receive cash in an aggregate amount equal to the remaining balance, if any, of the Contingent Reserve on the Second Anniversary Date, and each Contingent Payment Right shall represent the right to receive a pro rata portion thereof. The Contingent Reserve shall be reduced by the amount of net charge offs incurred by Chino Valley with respect to the Contingent Loans from the Effective Time of the Merger until the Second Anniversary Date; provided, however, that (i) no charge off against the Contingent Reserve for any one of the Contingent Loans will exceed 20% of the amount of any such Contingent Loan on the date the Contingent Reserve is established and (ii) no loss with respect to any one Contingent Loan may be charged against the Contingent Reserve for any other Contingent Loan. During the time from the Effective Date of the Merger until the Second Anniversary Date, Chino Valley shall collect and manage the Contingent Loans, including charging off such loans against the Contingent Reserve, in a commercially reasonably manner and consistent with the manner in which it manages, collects and charges off other loans in its loan portfolio with similar characteristics. From the Effective Time of the Merger until the Second Anniversary Date, Chino Valley (i) shall notify WIN Investment Group five (5) Business Days prior to charging off any amount of the Contingent Loans against the Contingent Reserve and (ii) on a semi-annual basis, provide a written notice to WIN Investment Group as to the status of the Contingent Reserve.

          (b) The Contingent Payment Rights (i) will not be represented by any certificate or instrument; (ii) will not be transferable or assignable, except by will, the laws of intestacy or by other operation of law; (iii) will not represent any ownership or equity interest in CVB or Chino Valley; and (iv) will not entitle the holders thereof to any rights as a security holder of CVB or Chino Valley.

          (c) Each Contingent Payment Right will be initially registered in the same name(s) as appears on the certificate evidencing the share of Western Stock that has been converted into such right. CVB, Chino Valley or a designated agent of either of them, will maintain a listing of the names, addresses and tax identification numbers of the registered holders of the Contingent Payment Rights, and such list will be conclusive and binding for purposes of determining the registered holders of the Contingent Payment Rights. CVB, Chino Valley or a designated agent of either of them, will not change the registered holder of a Contingent Payment Right unless it receives documents and assurances that it, in its sole discretion, deems adequate to demonstrate that such Contingent Payment Right has been transferred by will, the laws of intestacy or by other operation of law.
As soon as practicable, but in no event later than 45 days, after the Second Anniversary Date, Chino Valley shall pay, or cause its designated agent to pay, each registered holder of a Contingent Payment Right a pro rata portion of the remaining balance, if any, of the Contingent Reserve as of the Second Anniversary Date. Such payment shall not include or accrue any interest.

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          (d)  From the Effective Time of the Merger until the Second
Anniversary Date, WIN Investment Group shall have the option to purchase any Contingent Loan which Chino Valley has elected to charge off, in whole or in part, against the Contingent Reserve at a price equal to the principal amount of such Contingent Loan less the amount to be charged off.

          2.7 Name of Consolidated Association. The name of the Consolidated Association shall be "Western Industrial
National Bank."

          2.8     Directors and Officers of Consolidated
Association. At the Effective Time of the Consolidation, the directors of New Bank shall be the directors of the Consolidated Association until their successors have been chosen and qualified in accordance with the Articles of Association and Bylaws of the Consolidated Association. The officers of New Bank at the Effective Time of the Consolidation shall be the officers of the Consolidated Association until they resign or are replaced or terminated by the Board of Directors of the Consolidated Association or otherwise in accordance with the Consolidated Association's Articles of Association or Bylaws.

          2.9 Noncompetition Agreements. Concurrently with the execution of this Agreement, Western shall cause each of its directors to enter into an agreement substantially in the form of Exhibit B-1 hereto, and Western shall cause each of its Executive Officers to enter into an agreement substantially in the form of Exhibit B-2 hereto.

          2.10 Shareholder's Agreements. Concurrently with the execution of this Agreement, Western shall cause each of its directors to enter into a Shareholder's Agreement.

ARTICLE 3

THE CLOSING

          3.1 Closing Date. The Closing shall, unless another date or place is agreed in writing by the Parties hereto, take place at the offices of Manatt, Phelps & Phillips, 11355 West Olympic Boulevard, Los Angeles, California, on the Closing Date.

          3.2 Execution of Agreement to Consolidate. Prior to the Closing Date, and as soon as practicable after approval of the Superintendent to organize New Bank, the Agreement to Consolidate (as amended, if necessary, to conform to any requirements of any regulatory authority having authority over the Consolidation) shall be executed by Western and New Bank. On the Closing Date, the Consolidation shall become effective in accordance with the approval granted by the Comptroller.

          3.3     Execution of Agreement of Merger.  Prior to the
Closing Date, and as soon as practicable after approval of the Superintendent to organize New Bank, the Agreement of Merger (as amended, if necessary to conform to any requirements of any regulatory authority having authority over the Merger) shall be executed by Chino Valley and the Consolidated Association. On the Closing Date, the Agreement of Merger,

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bearing the certification of the Secretary of State, together with all requisite certificates shall be duly filed in the office of the Superintendent in accordance with the California Corporations Code and the California Financial Code.

          3.4     Documents to be Delivered.  At the Closing the
Parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the Parties, to effectuate the transactions called for in this Agreement. If, at any time after the Effective Time of the Merger, the Surviving Bank or its successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the Parties shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.


ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF WESTERN

          Western represents and warrants to CVB and Chino Valley as follows:

          4.1 Organization, Standing and Power. Western is a national banking association, duly organized and existing as an association under the laws of the United States, and is authorized by the Comptroller to conduct a general banking business. Western is a member of the Federal Reserve System and its deposits are insured by the FDIC in the manner and to the extent provided by law. Western has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Western nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of California. Western has delivered to CVB and Chino Valley true and correct copies of its Articles of Association and Bylaws, as amended and in effect as of the date hereof.

          4.2 Capitalization. As of the date of this Agreement, the authorized capitalization of Western consists of 500,000 shares of Western Stock, of which 374,134 shares are issued and outstanding. All of the outstanding shares of Western Stock are validly issued, fully paid and nonassessable (except as provided for in 12 U.S.C. 55). Except for Western Options covering 15,921 shares of Western Stock granted pursuant to the Western Stock Option Plan, there are no outstanding options, warrants, commitments, agreements or other rights in or with respect to the unissued shares of Western Stock or any other securities convertible into Western Stock. Schedule 4.2 sets forth the name of each holder of a Western Option, the number of shares of Western Stock covered by each such Western Option, the exercise price per share and the expiration date of each such Western Option.


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               4.3     Subsidiaries.  Except as set forth on
Schedule 4.3 hereto, Western does not own, directly or indirectly
(except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

          4.4 Financial Statements. Western has delivered to CVB and Chino Valley (a) audited Balance Sheets of Western as of December 31, 1992 and 1991, the related Statements of Income, Stockholders' Equity and Cash Flows for each of the years ended December 31, 1992, and 1991, the related notes and related opinions thereon of Deloitte & Touche and (b) an unaudited balance sheet of Western as of June 30, 1993, the related statements of income, stockholders' equity and cash flows for the six months then ended and the related notes thereto (the "Western Financial Statements"). Western has furnished CVB and Chino Valley with true and correct copies of each management letter or other letter delivered to Western by Deloitte & Touche in connection with the Financial Statements of Western or relating to any review of the internal controls of Western by Deloitte & Touche since January 1, 1990. The Western Financial Statements
(i) present fairly the financial condition of Western as of the respective dates indicated and its results of operations and the changes in its stockholders' equity and cash flows for the respective periods indicated; (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except for changes, if any, required by generally accepted accounting principles and disclosed therein); (iii) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (iv) are based on the books and records of Western.

          4.5 No Material Liabilities. Schedule 4.5 sets forth all material liabilities of Western, including liabilities for Hazardous Substances or under any Environmental Law, contingent or otherwise, that are not reflected or reserved against in the Western Financial Statements dated as of December 31, 1992, except for liabilities incurred or accrued since December 31, 1992 in the ordinary course of business, none of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Western. Except as set forth in Schedule 4.5, to the best knowledge of Western, there exists no basis for the assertion against it of any liability, obligation or claim that may reasonably be expected to have a material adverse effect on the business, financial condition results of operations or prospects of Western.

          4.6 Authority of Western. The execution and delivery by Western of this Agreement, the Agreement to Consolidate and, subject to the requisite approval of the shareholders of Western, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Western and this Agreement is, and the Agreement to Consolidate, upon execution by the parties thereto, will be, a valid and binding obligation of Western, enforceable in accordance with its terms, except as the enforce ability thereof may be limited by bankruptcy, insolvency, mora torium or other similar laws affecting the rights of creditors of national banks generally, by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 18 U.S.C.

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1818(b)(6)(D).

          4.7     Reserved.

          4.8 No Conflicts; Defaults. The execution, delivery and performance of this Agreement, the Agreement to Consolidate and the consummation of the transactions contemplated herein, including the Merger, and therein and compliance by Western with any provision hereof and thereof will not
(a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Schedule 4.8 any material agreement, instrument or obligation to which it is, or the Consolidated Association will become, a party or by which the property of Western is, or the Consolidated Association will become, bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the Comptroller, the FDIC, the Superintendent and as set forth in Schedule 4.8, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets or Western or the Consolidated Association; or (d) subject to obtaining the Consents referred to in subsection (b) of this
Section 4.8 and the expiration of any required waiting period, violate any Rules to which Western is subject.

          4.9     Reports and Filings.  Since January 1, 1990,
Western has filed all reports, returns, registrations and statements (such reports and filings referred to as "Western Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Comptroller, (b) the FDIC, (c) the Superintendent and
(d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Western. No administrative actions have been taken or orders issued in connection with such Western Filings. As of their respective dates, each of such Western Filings (y) complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such Western Filings that was intended to present the financial position of Western fairly presented the financial position of Western and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. Western has furnished CVB and Chino Valley with true and correct copies of all Western Filings filed by Western since January 1, 1990.

                4.10     Tax and Other Returns and Reports.

               (a) Returns; Liabilities Recorded. Western has filed all United States federal and foreign income tax returns, all state and

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local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and all other United States federal, state or local tax reports and returns that it is required to file ("Tax Filings") and has paid all taxes, together with any interest and penalties, shown or required to be shown to be owing thereon, except taxes contested in good faith and for which adequate reserves have been set aside.
Adequate provision has been made in the books and records of Western, and to the extent required by generally accepted accounting principles, reflected in the Financial Statements of Western, for all taxes, interest and penalties, whether or not due and payable and whether or not disputed, with respect to any and all United States federal, foreign, state, local, environmental (including under any Environmental Law) and other taxes for the periods covered by the Financial Statements of Western and for all prior and subsequent periods. Western has furnished CVB and Chino Valley with true and correct copies of all Tax Filings filed since January 1, 1990.

               (b) Elections. Western has not elected to be treated as a consenting corporation under Section 341(f) of the Code.
               (c) Taxes. Except as set forth on Schedule 4.10, (i) neither the Internal Revenue Service nor any foreign, state, local or other taxing authority (A) has, for any period beginning on or after January 1, 1987, examined or is in the process of examining any United States federal, foreign, state, local or other tax returns of, or affecting, Western, or
(B) is now asserting or, to the best knowledge of Western, threatening to assert or initiate, any deficiency or claim for taxes (or interest thereon or penalties in connection therewith) against Western; and (ii) no waivers of statutes of limitations as to any United States federal, foreign, state, local or other tax matters relating to Western have been given by Western or have been requested from it.

          4.11     Contracts.  Except as otherwise set forth in Schedule
4.12 or Schedule 4.18, Schedule 4.11 sets forth a description of each contract or offer that would become binding on acceptance by any third party, whether written or oral
(a) that obligates Western to pay or forego receipt of $10,000 or more in any 12-month period, other than any Deposit or any loan or commitment to lend made in the ordinary course of business; (b) that involves the payment by or to Western of more than $10,000 per year and may not be terminated by Western on less than 30 days' notice without liability for penalty or damages of any kind, other than for the provision of retail banking products in the ordinary course of business or a commitment to lend made in the ordinary course of business; (c) that relates to any guarantee or indemnification, other than for the provision of retail banking products in the ordinary course of business or a loan or commitment to lend made in the ordinary course of business; (d) that would be terminable, other than by Western, as a result of the consummation of the transactions contemplated by this Agreement, including the Merger; (e) that may not be terminated by Western on less than 30 days' notice without liability for penalty or damages in an amount of $10,000 or more, other than for the provision of retain banking products in the ordinary course of business or any loan or commitment to lend made in the ordinary course of business; (f) that binds Western and contains a covenant by Western not to compete or restricts in any manner the ability of Western to engage in or conduct any activities;

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(g) that binds Western or any of its properties and contains a preferential right in favor of a third party; (h) that relates to the purchase or sale by Western of any loan, lease or other extension of or commitment to extend credit or any interest therein, in each case for a aggregate amount exceeding $25,000, whether or not servicing rights or obligations have been retained by Western; or (i) that is otherwise material to the business, financial condition, results of operations or prospects of Western ("Material Contract"). Except as set forth on Schedule 4.11, (x) each Material Contract is valid and subsisting;
(y) Western has duly performed all obligations under the Material Contracts to be performed by it to the extent that such obligations to perform have accrued; and (z) there are no breaches, violations or defaults or allegations or assertions of such by any party under any Material Contract. Western has furnished CVB and Chino Valley with true and correct copies of all Material Contracts, including all amendments and supplements thereof.

          4.12     Title to Property.

               (a) Real Property. Schedule 4.12 sets forth a description (including the character of the ownership interest of Western) of all real property of Western, including fees, leaseholds and all other interests in real property (including real property that is DPC Property) ("Real Property"). Except as set forth on Schedule 4.12, (i) Western has duly recorded, in the appropriate county, all recordable interests in Real Property, (ii) Western has good and marketable title to all Real Property and other assets and properties reflected in the Financial Statements of Western dated as of December 31, 1992 free and clear of all Encumbrances, except (A) Encumbrances that in the aggregate do not materially detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise materially affect Western; (B) any lien for taxes not yet due; (C) any Encumbrances arising under the document that created the interest in the Real Property (other than Encumbrances arising as a result of any breach or default by Western); and (D) assets and properties dis posed of since December 31, 1992 in the ordinary course of business and consistent with past practice. Western has furnished CVB and Chino Valley with true and correct copies of all leases included on Schedule 4.12 delivered as of the date of the Agreement, all title insurance policies relating to the Real Property and all documents evidencing recordation of all recordable interests in the Real Property.

               (b) Condition of Properties. All tangible properties of Western that are material to the business, financial condition, results of operations or prospects of Western are in a good state of maintenance and repair, except for ordinary wear and tear, and are, in all material respects, adequate for the conduct of the business of Western as presently conducted. Except as set forth in Schedule 4.12, (i) the execution of this Agreement, the performance of the obligations of Western hereunder and the consummation of the transactions contemplated herein, including the Merger, does not conflict with and will not result in a breach or default under any lease, agreement or contract described in Schedule 4.12, or give any other party thereto a right to terminate or modify any term thereof; (ii) Western has no obligation to improve any Real Property; (iii) each lease and agreement under which Western is a lessee or holds or operates any property

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(real, personal or mixed) owned by any third party is in full force and effect and is a valid and legally binding obligation of Western, and, to the best knowledge of Western, each other party thereto; (iv) Western and, to the best knowledge of Western, each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or, to the best knowledge of Western, threatened proceeding, or proceeding which Western has reason to believe may be threatened, that would interfere with the quiet enjoyment of such leasehold or such material property by Western; (v) to the best knowledge of Western, there has not been any generation, use, handling, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of Western that has or might result in any liability under any Environmental Law and there has never been a use of any of the Real Property that has or might result in any liability under any Environmental Law; (vi) to the best knowledge of Western, no underground storage tanks or surface impoundments are on or in the Real Property; and (vii) to the best knowledge of Western, no asbestos or polychlorinated biphenyls are contained or located on any of the Real Property.

          4.13     Litigation.

               (a) Litigation. Schedule 4.13 sets forth, except as otherwise set forth in Schedule 4.10, a description of each legal, administrative, arbitration, investigatory or other proceeding (including, without limitation, any investigation, action, or proceeding with respect to taxes) pending or, to the best knowledge of Western, that has been threatened, or which Western has reason to believe may be threatened, against or affecting Western or its assets or business, and has had or may have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of Western or involves or may involve a claim or claims asserting aggregate liability of $10,000 or more. Schedule 4.13 includes with respect to each matter identified, if applicable, the case title, the court, the court file number, the date filed, the law firm representing Western and such other information as may be reasonably requested by CVB and Chino Valley. Except as set forth on Schedule 4.13, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or, to the knowledge of Western, affecting Western or its assets or business that (A) has had or may have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of Western, (B) requires any payment by, or excuses an obligation of a third party to make any payment to, Western of an amount exceeding $10,000 or (C) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, Western; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of Western, that has been threatened, or which Western has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of Western, in connection with which any such Person has or may have rights to be indemnified by Western.

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               (b)     Regulatory Proceedings.  Except as set forth in
Schedule 4.13, Western is not subject to any cease and desist order or directive or a party to any written agreement or memorandum of understanding with any Governmental Entity charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or compliance policies or its management. Copies of any such orders, agreements or memoranda have been made available to CVB and Chino Valley.

          4.14 Certain Adverse Changes. Except as specifically required or effected by this Agreement, since December 31, 1992 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

               (a) Any change in any of the assets, liabilities, Permits, methods of accounting or accounting practice, business, or manner of conducting business, of Western or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, results of operations or prospects of Western;

               (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of Western or that may involve a loss of more than $10,000 in excess of applicable insurance coverage; or

               (c) Any amendment, modification or termination of any existing, or entry into any new, Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of Western;

                (d) Any disposition by Western of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Western; or

               (e)     Any direct or indirect redemption,
purchase or other acquisition by Western of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Western Stock whether consisting of money, other personal property, real property or other things of value.

          4.15 Minute Books. The minute books of Western accurately reflect all material actions duly taken by shareholders, boards of directors and committees and contain true and complete copies of its Charter Documents and all amendments thereto.

          4.16 Accounting Records; Data Processing. Western has records that, in all material respects, fairly reflect its transactions, and accounting controls sufficient to ensure that such transactions are in

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all material respects (a) executed in accordance with management's general or specific authorization; and (b) recorded in conformity with generally accepted accounting principles. Except as set forth in Schedule 4.16, the procedures and equipment, including, without limitation, the data processing equipment, data transmission equipment, related peripheral equipment and software, used by Western in the operation of its business (including any disaster recovery facility) to generate and retrieve such records are adequate in relation to the size and complexity of the business of Western.

          4.17 Insurance. Schedule 4.17 sets forth all insurance policies and bonds maintained by Western. Except as set forth on Schedule 4.17, (a) Western is, and at all times within five years hereof has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies in similar businesses and of comparable size; (b) Western is not in default under any policy of insurance or bond such that it could be cancelled and all such insurance policies and bonds maintained by Western are in full force and effect and, except for expirations in the ordinary course, will remain so through and after the Effective Time of the Merger; and (c) Western has filed claims with, or given notice of claims to, its respective insurers with respect to all material matters and occurrences for which it believes it has coverage. Western has furnished CVB and Chino Valley with true and correct copies of all insurance policies and bonds identified on Schedule 4.17, including all amendments and supplements thereto.

          4.18     Employee Benefit Plans and Employment and Labor
Contracts.

               (a) Schedule 4.18, sets forth and describes all employee benefit plans and any collective bargaining agreements, labor contracts and employment agreements in which Western participates, or by which it is bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not, (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits, (iii) any written employment agreement and any other employment agreement not terminable at will, or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA). Except as set forth in
Schedule 4.18, (v) there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans; (w) Western is in compliance with the requirements prescribed by any and all Rules currently in effect including but not limited to ERISA and the Code applicable to all such employee benefit plans; (x) Western is in compliance in all material respects with all other Rules applicable to employee benefit plans and employment agreements; (y) Western has performed all of its obligations under all such employee benefit plans and employment agreements; and (z) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any such employee benefit plans and employment agreements or the assets of such plans, and to the best knowledge of

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Western, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

               (b) The "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) described on Schedule 4.18 have been duly authorized by the Board of Directors of Western. Except as set forth in
Schedule 4.18, each such plan and associated trust is qualified in form and operation under Section 401(a) and exempt from tax under Section 501(a) of the Code, respectively, and no event has occurred that will or could give rise to disqualification of any such plan or loss of the exemption from tax of any such trust under said Sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. No prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans. No employee of Western has engaged in any transactions which could subject Western to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan; nor has Western failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

               (c) Western does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

               (d) Western does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

               (e) All group health plans of Western (including any plans of affiliates of Western that must be taken into account under
Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the
Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

               (f) There have been no acts or omissions by Western that have given rise to or may give rise to fines, penalties, taxes, or related

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charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the
Code.

               (g) Except as described in Section 4.18(j), Western does not maintain any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by Western or pursuant to which any other benefit will accrue or vest in any director, officer or employee of Western, in either case as a result of the consummation of the transactions contemplated by the Agreement.

               (h) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

               (i) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made.

               (j) Schedule 4.18 sets forth the name of each director, officer or employee of Western entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated in this Agreement, including the Merger, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan; provided, however, Western shall not make any "excess parachute payments" to any "disqualified individuals" within the meaning of Section 280G of the Code. Western has furnished CVB and Chino Valley with true and correct copies of true copies of all documents with respect to the plans and agreements referred to in Schedule 4.18 delivered as of the date of the Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of Western referred to in Schedule 4.18 delivered as of the date of the Agreement, Western has furnished CVB and Chino Valley with true and correct copies of (i) a copy of the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; (ii) the most recent determination letter from the Internal Revenue Service; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles applied on a consistent basis.

          4.19 Investments. Except for investments that have matured or been sold, Schedule 4.19 sets forth all of the investments reflected in the balance sheet of Western dated December 31, 1992 contained in the Western Financial Statements and all of the investments made since December 31, 1992. Except as set forth in Schedule 4.19, all such investments are

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legal
investments under applicable Rules and none of such investments is subject to any restriction, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act or state securities laws.

          4.20 Broker's or Finder's Fees. Except as set forth below, no agent, broker, investment or commercial banker, or other Person acting on behalf of Western, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this Agreement, including the Merger and the Consolidation, except that Western has retained Geiger/Kochaji & Associates ("Geiger") to act as its representative in connection with the Merger and the Consolidation and the transactions contemplated thereby and has agreed to pay Geiger a fee equal to $144,500, subject to consummation of the transactions contemplated hereby. Western represents and warrants that the obligation to pay Geiger any monies resulting from its engagement in connection with the Merger and the Consolidation is the sole obligation of Western.

          4.21 Compliance with Rules. To the best knowledge of Western, Western has conducted its business in accordance with applicable Rules, except for such violations and noncompliance that have not had, and that are not reasonably expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of Western. To the best knowledge of Western, Western's compliance under the CRA should not constitute grounds for either the denial by any bank regulatory authority of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application.

          4.22 Certain Interests. Schedule 4.22 sets forth a description of each instance in which an officer or director of Western (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of Western; (b) is indebted to Western except for normal business expense advances; or (c) is a creditor (other than as a Deposit holder) of Western except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in Schedule 4.22, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

          4.23 Extensions of Credit. Schedule 4.23 sets forth a description (a) by type and classification, if any, of each loan, lease other extension of credit and commitment to extend credit; (b) by type and classification of all loans, leases, other extensions of credit and commitments to extend credit that have been classified by its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans as to which any payment of principal, interest or other amount is 90 days or more past due.


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          4.24     Operating Losses.  Schedule 4.24 sets forth any
Operating Loss (as defined below) that has occurred at Western during the period after December 31, 1992. Except as set forth on Schedule 4.24, since December 31, 1992, to the knowledge of Western, no event has occurred, and no action has been taken or omitted to be taken by any employee of Western that has resulted in the incurrence by Western of an Operating Loss or that might reasonably be expected to result in the incurrence by Western of an Operating Loss after December 31, 1992, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $5,000 by itself or $10,000 when aggregated with all other Operating Losses during such period. For purposes of this Agreement, "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penal ties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

          4.25 Powers of Attorney. Western has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

          4.26 Offices and ATMs. Schedule 4.26 sets forth the headquarters of Western (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by Western (including, without limitation, representatives and loan production offices and operations centers) and the location thereof. Except as set forth on
Schedule 4.26, Western maintains no other office or ATM and conducts business at no other location, and Western has not applied for nor received permission to open any additional branch nor operate at any other location.

          4.27 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of Western ("Western Supplied Information") for inclusion in (a) the proxy statement or other materials and documents ("Proxy Statement") to be mailed to the shareholders of Western in connection with obtaining the approval of the shareholders of Western of this Agreement, the Consolidation and the other transactions contemplated hereby, and (b) any other documents to be filed with the FRB, the Comptroller, the FDIC, the Superintendent or any other Governmental Entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement, when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.28 Accuracy and Currentness of Information Furnished. The representations and warranties made by Western hereby or in the schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading. Western hereby covenants that it shall, not later than the

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15th day of each calendar month between the date hereof and the Closing
Date, amend or supplement the schedules prepared and delivered pursuant to this Article 4 to ensure that the information set forth in such schedules accurately reflects the then-current status of Western. Western shall further amend or supplement the schedules as of the Closing Date if necessary to reflect any additional changes in the status of Western.

          4.29 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of Western set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CVB AND CHINO VALLEY

          CVB and Chino Valley represent and warrant to Western as follows:

          5.1 Organization, Standing and Power of CVB and Chino Valley. CVB is duly organized and existing as a corporation under the laws of the State of California and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Chino Valley is duly organized and existing as a corporation under the laws of the State of California and is authorized by the Superintendent to conduct a general banking business. CVB and Chino Valley have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted.

          5.2 Authority of CVB and Chino Valley. The execution and delivery by CVB and Chino Valley of this Agreement and by Chino Valley of the Agreement of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CVB and Chino Valley and this Agreement is a valid and binding obligation of CVB and Chino Valley, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors of California banks generally, by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 18 U.S.C. 1818(b)(6)(D).

          5.3 No Conflicts; Defaults. The execution, delivery and performance of this Agreement by CVB and Chino Valley, and the Agreement of Merger by Chino Valley, the consummation of the transactions contemplated herein and compliance by CVB and Chino Valley with any provision hereof will not (a) conflict with their respective Charter Documents; (b) except for the prior approval of the FRB, the Comptroller, the FDIC and the Superintendent, require any Consents; or (c) subject to obtaining the Consents referred to in subsection (b) of this Section 5.3 and the expiration of any required waiting period, violate any Rules to which CVB or Chino Valley is subject.

          5.4 Accuracy of Information Furnished. None of the information supplied or to be supplied by or on behalf of CVB or Chino

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Valley ("CVB Supplied Information") for inclusion in
(a) the Proxy Statement, and (b) any other documents to be filed with the FRB, the Comptroller, the FDIC, the Superintendent or any Governmental Entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.5 Adequacy of Capital. To the best knowledge of CVB, CVB has as of the date of this Agreement sufficient capital and the financial resources to consummate the transactions contemplated by this Agreement, including the Merger.

          5.6 Compliance with Rules. To the best knowledge of CVB and Chino Valley, neither CVB nor Chino Valley is in default under, or in violation of, any Rule where such default or violation would cause either of them not to be able to consummate the transactions contemplated by this Agreement, including the Merger.

          5.7 Authority of New Bank. The execution and delivery by New Bank of the Agreement to Consolidate and, subject to the requisite approval of the shareholder of New Bank, the consummation of the transactions completed thereby will be duly and validly authorized by all necessary corporation action on the part of New Bank, and the Agreement to Consolidate will be upon execution by the parties thereto a valid and binding obligation of New Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles or by the provisions of Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Schedule 5.7, neither the execution and delivery by New Bank of the Agreement to Consolidate, nor the consummation of the transactions contemplated therein, nor compliance by New Bank with any of the provisions thereof will (a) conflict with or result in a breach of any provision of its Charter Documents, (b) except for approval by the shareholder of New Bank and the prior approval of the FRB, the Comptroller or the FDIC, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of New Bank; or (d) subject to obtaining the Consents referred to in subsection (b) of this Section 5.7, and the expiration of any waiting period, violate any Rules to which New Bank is subject.

ARTICLE 6

CONDUCT AND TRANSACTIONS PRIOR TO
EFFECTIVE TIME OF MERGER

          6.1 Access to Information. (a) Western will authorize and permit CVB and Chino Valley, their representatives, accountants and counsel (collectively "Representatives"), to conduct complete and full reviews of the business, operations, assets and liabilities of Western at such dates as CVB and Chino Valley may from time to time request. Without limiting

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the foregoing, CVB and Chino Valley and their Representatives shall have the right (i) to review all of Western's properties, books, records, loans and leases, operating reports, audit reports, operation instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities, (ii) to make copies of such books, records and other documents and (iii) to discuss its business affairs, condition (financial and otherwise), assets and liabilities with Western's directors, officers, accountants and counsel, as CVB and Chino Valley consider necessary or appropriate for the purposes of familiarizing themselves with the business and operations of Western, conducting an evaluation of the assets and liabilities of Western, determining whether to proceed with the transactions contemplated by this Agreement, determining the accuracy of the representations and warranties set forth in Article 4, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity. Any such review shall be conducted in cooperation with the officers of Western and in such a manner to minimize any disruption of, or interference with, the normal business operations of Western. In addition, Western will cause Deloitte & Touche to make available to CVB and Chino Valley and their Representatives such personnel, work papers and other documentation of Deloitte & Touche, relating to its work papers and its audits and examinations of the books and records of Western or the tax returns of Western as may be requested by CVB and Chino Valley in connection with their review of the foregoing matters.

               (b)  In addition to the requirements of subsection (j) of
Section 6.3, a Representative of CVB and Chino Valley, selected by CVB and Chino Valley in their sole discretion, shall be authorized and permitted to review each loan, lease, or other credit originated by Western after the date hereof, and all information associated with such loan, lease or other credit within three Business Days of such origination.

               (c) A Representative of CVB and Chino Valley, selected by CVB and Chino Valley in their sole discretion, shall be permitted by Western to attend all regular and special Board of Directors' and committee meetings of Western from the date shareholder approval pursuant to Section
6.7 has been obtained until the Effective Time of the Consolidation; provided, however, that the attendance of such Representative shall not be required at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of Western under this Agreement.

          6.2       Material Adverse Changes; Reports; Financial
Statements; Filings.

               (a) Western will promptly notify CVB and Chino Valley as provided in Section 11.11 (i) of any event which may materially and adversely affect the business, financial condition, results of operations or prospects of Western; (ii) in the event it determines it is possible that the conditions to the performance of CVB and Chino Valley set forth in Sections 8.1 and 8.2 may not be satisfied; or (iii) any event, development or circumstance that, to the best knowledge of Western, will or, with the passage of time or the giving of notice or both, is reasonably expected to

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result in the loss to Western of the ser vices of any Executive Officer of
Western.

               (b) Western will furnish to CVB and Chino Valley as provided in Section 11.11, as soon as practicable, and in any event within five Business Days after it is prepared or becomes available to Western,
(i) a copy of any report submitted to the Board of Directors of Western or committee thereof and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its business and access to the working papers related thereto; provided, however, that Western need not furnish CVB and Chino Valley communications of their legal counsel regarding Western's rights against and obligations to CVB and Chino Valley under this Agreement; (ii) copies of all Western Filings; (iii) monthly unaudited balance sheets and statements of earnings for Western; and (iv) such other reports as CVB and Chino Valley may reasonably request relating to Western.

               (c) Each of the financial statements delivered pursuant to subsection (b)(iii) of this Section 6.2 (i) shall be prepared in accordance with generally accepted accounting principles on a basis consistent with that of the audited Western Financial Statements; (ii) shall set forth adequate reserves for loan losses and other contingencies; and (iii) shall be accompanied by a certificate of the Chief Financial Officer of Western to the effect that such financial statements fairly present the financial condition and results of operations of Western for the periods covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation thereof.
               (d) The calculation of Net Income/Losses shall be made in accordance with generally accepted accounting principles on a basis consistent with that of the audited Western Financial Statements.

               (e) Western agrees that through the Effective Time of the Consolidation, each of its filings, including those referred to in Section 4.9, (i) will comply in all material respects with all of the Rules enforced or promulgated by the Governmental Entity with which it will be filed; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Any financial statement contained in any of such filings that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or banking regulations consistently applied during the period involved.

          6.3 Limitation on Western's Conduct Prior to Closing. From and after the date of this Agreement, unless (i) otherwise provided in this Agreement, (ii) required by any applicable Rule or (iii) consented to by CVB and Chino Valley (which consent shall be deemed granted, except with respect to subsection (j) of this Section 6.3, if within 5 days of CVB and Chino Valley's receipt of a written notice of a request for prior consent, written notice of objection is not received by Western), Western agrees that:


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               (a)     Ordinary Course.  Western shall conduct its affairs
in the ordinary course of business consistent with past practice and will use all reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it.

               (b) Preservation of Permits. Western shall not amend, modify, terminate or fail to renew or preserve its Permits.

               (c) Preservation of Contracts. Western shall not amend, modify, or, except as they may expire in accordance with their terms, terminate any Material Contract or any lease or other agreement relating to the Real Property or materially default in the performance of any of its obligations under any Material Contract or any lease or other agreement relating to the Real Property.

               (d) Restrictions on New Contracts. Western shall not enter into any Material Contract or any lease or other agreement relating to the Real Property, except (i) Deposits and short-term debt securities (obligations maturing within one year) issued in the ordinary course of business and consistent with past practice; (ii) obligations arising out of, incurred in con nection with, or related to the consummation of this Agreement; (iii) commitments to make loans or other extensions of credit in compliance with subsections (j) and (k) below; (iv) loan sales in the ordinary course of business and consistent with past prac tice, without any recourse except to a reserve account funded by an interest rate spread otherwise payable to the servicer of the loans sold, provided that no such commitment to sell loans shall extend beyond the Effective Time of the Consolidation; and (v) in the ordinary course of business and consistent with past practice, purchases of interest in loans or purchases of loan portfolios originated and serviced (if not by Western) by a nationally recognized originator and servicer, the debt of which is of investment grade.

               (e) Maintenance of Insurance. Western shall not terminate or unilaterally fail to renew any existing insurance coverage or bonds.

               (f)     Restrictions on Compensation.  Western
shall not grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary, employee benefits or compensation of any officer, employee, director, agent or any Person or pay any bonus to any Person, except as required by any existing written employment agreement; provided, however, Western may pay bonuses to employees consistent with past practice.

               (g)     Restrictions on Transfer of Assets.
Western shall not sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements.

               (h)     Grant or Issuance of Securities;
Distributions; Reclassifications. Western shall not acquire for value or grant, issue, sell or redeem any Equity Securities or debt securities of

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Western, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Western, or split, combine or reclassify any shares of its capital stock or other Equity Securities; provided, however, that Western may issue Western Stock upon the exercise Western Options.

               (i)     Charter Documents.  Western shall not
amend or modify any of its Charter Documents.

               (j)     Extensions of Credit.  Until the date
which is 45 days from the date of this Agreement, Western shall deliver to CVB and Chino Valley on a weekly basis a report setting forth all extensions of credit made by Western for the preceding week. Thereafter, Western shall not grant or commit to grant any loan or other extension of credit, if such loan or other extension of credit, together with all other credit then outstanding to the same Person and all Affiliates of such Person, would exceed $25,000, prior to receiving CVB and Chino Valley's Consent. For extensions of credit in an amount of $75,000 or less, consent shall be deemed granted if within one Business Day of written notice delivered to CVB and Chino Valley's designee, a written notice of objection is not received by Western. For extensions of credit in excess of $75,000, consent shall be deemed granted if within two Business Days of written notice delivered to CVB and Chino Valley's designee, a written notice of objection is not received by Western.

               (k) Credit Standards. Western shall not make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or com mitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1992.

               (l) Capital Expenditures. Western shall not make any capital expenditures, or commitments with respect thereto, except in the ordinary course of business and consistent with past practice.

               (m) No Extraordinary Payments. Western shall not make special or extraordinary payments to any Person, except as contemplated by Section 6.3(f).

               (n) Investments. Western shall not make any investment, by purchase of stock or securities, contributions to capital, property transfers, purchases of any property or assets or otherwise, in any other Person, except in the ordinary course of business and consistent with past practice.

               (o)     Compromise of Taxes.  Western shall not
(i) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); (ii) file any appeal from an asserted deficiency; (iii) file or amend any United States federal, foreign, state or local tax return; or
(iv) make any tax election or change any method or period of accounting unless required by generally accepted accounting principles or United States federal Rules.

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               (p)     Employee Benefits.  Western shall not
enter into or consent to any new employment agreement or other employee benefit arrangement, or amend or modify any employment agreement or other employee benefit arrangement in effect on the date of this Agreement to which Western is a party or bound.

               (q)     Powers of Attorney.  Western shall not
grant any Person a power of attorney or similar authority, except in accordance with a written policy previously disclosed to CVB and Chino Valley.

               (r) Offices. Western shall not open or close any branch or other office at which the business of Western is or will be conducted.

               (s)     No Agreement to Forbidden Actions.
Western shall not agree or make any commitment to take any actions prohibited by this Section 6.3.

          6.4 Certain Loans and Other Extension of Credit. Western will promptly inform CVB and Chino Valley of the amounts and categories of any loans, leases or other extensions of credit of Western that have been classified by any bank supervisory authority, by any unit of Western or by any other Person as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Western will furnish to CVB and Chino Valley, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

               (a) classified credits, showing with respect to each such credit the classification category, credit type and office;

               (b) nonaccrual credits, showing with respect to each such credit the credit type and office;

               (c)     accrual exception credits that are
delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit the credit type and office;

               (d) delinquent credits, showing with respect to each such credit the credit type, office and an aging schedule broken down into 30-59, 60-89, 90-119 and 120+ day categories;

               (e)     loan and lease participations, stating,
with respect to each, whether it was purchased or sold, the loan or lease type, and the office;

               (f)     loans or leases (including any
commitments) by Western to any director, officer, or employee of Western, or any shareholder holding 5% or more of the Western Stock, including with respect to each such loan or lease, the identity and, to the best knowledge of Western, the relation of the borrower to Western, the loan or lease type and the outstanding and undrawn amounts;

               (g)     letters of credit, showing with respect to

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each letter of credit the credit type and office;

               (h)     loans or leases charged off during the
previous month, showing with respect to each such loan or lease, the credit type and office;

               (i)     loans or leases written down during the
previous month, including with respect to each such loan or lease, the credit type and office;

               (j) other real estate or assets owned, stating with respect to each its credit type;

               (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section
6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

               (l)     extensions of credit originated on or
after the date of the schedule previously provided to CVB and Chino Valley (or, if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

               (m)     renewals or extensions of maturity of
outstanding extensions of credit, showing with respect to each, the credit type and the office.

          6.5  No Solicitation, etc.

               (a) Western shall not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, make, solicit, encourage, initiate or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any of Western's business and properties or any of Western's Equity Securities or debt secur ities, whether by purchase, merger (other than by CVB and Chino Valley), purchase of assets, tender offer or otherwise (an "Alternative Transaction").

               (b) Western shall not, and will cause each of its officers, directors, legal and financial advisors, agents and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any Person other than CVB and Chino Valley, unless Western shall have received an unsolicited written offer from a Person other than CVB and Chino Valley to effect an Alternative Transaction and the Board of Directors of Western is advised in writing by outside legal counsel that in the exercise of the

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fiduciary obligations of the Board of Directors such information should be provided to or such discussions or negotiations undertaken with the Person submitting such unsolicited written offer.

               (c) Western will promptly communicate to CVB and Chino Valley the terms of any proposal which it may receive in respect of any Alternative Transaction and will keep CVB and Chino Valley informed as to the status of any actions, including negotiations or discussions, taken pursuant to subsection (b) of this Section 6.5.

          6.6 Schedules of Western. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Western shall amend or supplement the schedules provided for herein as necessary so that the information contained therein accurately reflects the then current status of Western and shall transmit copies of such amendments or supple ments to CVB and Chino Valley in accordance with Section 11.11.

          6.7 Shareholder Approval. Promptly after the execution of this Agreement, Western shall prepare the Proxy Statement and take all action necessary in accordance with applicable Rules and its Charter Documents to submit to its shareholders for approval the Agreement, the Agreement to Consolidate and the other transactions contemplated hereby. In connection with such submission, the Board of Directors shall recommend shareholder approval of all the matters referred to in this Section 6.7 and Western shall use its best efforts to obtain such shareholder approval. Western shall complete the solicitation of shareholder approval of the matters referred to in this Section 6.7 prior to March 31, 1994.

          6.8 Compliance with Rules. Western shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, results of operations or prospects of Western.

          6.9 Disposition of Employee Benefit Plans. Western shall take all actions requested by CVB and Chino Valley to cause, on or before the Closing Date, (i) the termination of all of its employee benefits plans, programs and arrangements, including the Western Deferred Compensation Plan and (ii) the payment of all benefits payable under such plans, programs and arrangements.

          6.10 Cancellation of Western Options. Western shall use its best efforts to cancel and terminate all outstanding Western Options on terms and conditions satisfactory to CVB and Chino Valley on or before the Closing Date.

          6.11 Termination of Western Employment Agreements. Western shall take all actions necessary to terminate all Western Employment Agreements on terms and conditions satisfactory to CVB and Chino Valley on or before the Closing Date.

          6.12 Action on Lease. Western shall take all actions necessary to ensure the validity and enforceability of the Western Lease following the Closing and shall obtain any necessary consents or assignments required thereunder as a result of the Merger and/or

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Consolidation.

          6.13 Execute Agreement to Consolidate. As soon as possible after receipt of approval of the Superintendent to organize New Bank, Western shall execute the Agreement to Consolidate.


ARTICLE 7

FURTHER COVENANTS OF THE PARTIES

          7.1 Execution of Agreement to Consolidate. As soon as practicable after receipt of approval of the Superintendent to form New Bank, CVB shall cause New Bank to execute the Agreement to Consolidate.

                 7.2     Filings, Consents and Insurance.

               (a) The Parties will cooperate and use all reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain all Consents necessary or desirable on the part of the Parties for the consummation of the Consolidation, the Merger, and the other transactions contemplated in this Agreement.

               (b) To the extent that the Consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, permit or release that is material to the business of Western or that is contemplated in this Agreement is required in connection with the Consolidation, the Merger or the transactions contemplated in this Agreement, Western shall use all reasonable efforts to obtain such Third Party Consent prior to the Effective Time of the Consolidation.

               (c)  To the extent that a Third Party Consent identified on
Schedule 5.3 is required in connection with the Consolidation, the Merger or the transactions contemplated by this Agreement, CVB and Chino Valley shall use all reasonable efforts to obtain such Third Party Consent prior to the Effective Time of the Consolidation.

               (d) To the extent that a Third Party Consent that is contemplated in this Agreement is required to consummate the Consolidation, the Merger or the transactions contemplated in this Agreement, CVB and Chino Valley shall use all reasonable efforts to obtain such Third Party Consent prior to the Effective Time of the Merger.

               (e) The Parties shall use all reasonable efforts to obtain insurance policies and bonds for the Surviving Bank that are comparable in terms of both cost and coverage to those maintained by or with respect to Chino Valley or its officers and directors prior to the Effective Time of the Merger.

          7.3 Preservation of Employment Relations Prior to Effective Time. Western will consult with CVB and Chino Valley concerning, and Western will use all reasonable efforts to keep available to CVB and Chino Valley, the services of the officers and employees of Western prior to the

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Effective Time of the Consolidation.  Prior to the Effective Time of the
Consolidation,
CVB or Chino Valley will notify Western of the employees CVB desires to retain as employees of the Surviving Bank. Western agrees that, following such notification, it will lay off, effective immediately prior to the Effective Time of the Consolidation, all remaining employees. Western agrees to pay such laid-off employees (other than persons who are parties to Western Employment Agreements) an amount equal to two week's salary at the employee's then current weekly rate in consideration for a release from the employee of all known and unknown claims against Western, New Bank, the Consolidated Association, CVB, Chino Valley or the Surviving Bank, or any of them. Western further agrees that all such employees will be laid off in accordance with Western's existing policies and practices. CVB and Chino Valley will use their best efforts to offer employment with the Surviving Bank to all qualified Western officers and employees. Nothing in this Section 7.3, however, shall obligate CVB and Chino Valley to retain or offer employment to any officer or employee of Western.


ARTICLE 8

CONDITIONS PRECEDENT TO CONTEMPLATED TRANSACTIONS

          8.1 Conditions to Each Party's Obligation to Close. The respective obligations of the Parties to consummate the trans actions contemplated hereby are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of each of the following:

               (a) The Agreement, the Consolidation, and the other transactions contemplated hereby shall have received all requisite approvals of the shareholders of Western and New Bank.

               (b) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Consolidation, unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit.

               (c) To the extent required by applicable Rule, all Consents of any Governmental Entity, including, without limi tation, those of the FRB, the Comptroller, the FDIC and Superintendent, shall have been obtained or granted for the Consolidation, and all applicable waiting periods under all Rules shall have expired.

          8.2 Additional Conditions to Obligations of CVB and Chino Valley to Close. The obligations of CVB and Chino Valley to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of each of the following conditions:

               (a) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger or which would not permit the business presently carried on by Western, CVB or Chino Valley to continue unimpaired following the Closing Date.

               (b) To the extent required by applicable Rule, all Consents of any Governmental Entity, including, without limi tation, those of the FRB, the Comptroller, the FDIC and Superintendent, shall have been obtained or granted for the
Merger and the other transactions contemplated hereby, and all applicable waiting periods under all Rules shall have expired.

               (c) All actions necessary to authorize the execution, delivery and performance of the Agreement by Western and the consummation of the Consolidation by Western shall have been duly and validly taken by the Board of Directors and shareholders of Western.

               (d) The representations and warranties of Western contained in Article 4 of this Agreement shall have been true and correct (i) on the date of this Agreement and (ii) at and as of the Effective Time of the Consolidation as though all such repre sentations and warranties had been made on and as of the Effective Time of the Consolidation. CVB and Chino Valley shall have received a certificate to that effect from Western dated as of the Closing Date and executed on behalf of Western by its Chief Executive Officer and Chief Financial Officer.

               (e) Each of the covenants and agreements of Western contained in this Agreement to be performed at or before the Effective Time of the Consolidation shall have been so performed in all material respects. CVB and Chino Valley shall have received a certificate to that effect from Western dated as of the Closing Date and executed on behalf of Western by its Chief Executive Officer and Chief Financial Officer.

               (f) During the period from the date of this Original Agreement to the Effective Time of the Consolidation, there shall not have occurred any event related to the business, condition (financial or otherwise), prospects, capitalization or properties of Western that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Western, whether or not such event, change or effect is reflected in any amended or supplemented schedule of Western delivered after the date of the Original Agreement. CVB and Chino Valley shall have received a certificate to that effect from Western dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Western.

               (g) CVB and Chino Valley shall have received (i) the Aggregate Purchase Price Certificate and the statements contained therein shall be true and correct and (ii) a report of Deloitte & Touche confirming its review of the procedures upon which the calculation of the Aggregate Purchase Price, including the Net Income/Losses, are based.

               (h) Western shall have delivered to CVB and Chino Valley a written opinion of Labowe, Labowe & Hoffman, or other legal counsel acceptable to CVB and Chino Valley, dated the Closing Date in substantially the form attached to this Agreement as Exhibit D.

               (i) The Parties shall have obtained all Third Party Consents contemplated by subsections (b), (c) and (d) of Section 7.2.

               (j) CVB and Chino Valley shall have received evidence satisfactory to it that all directors and Executive Officers of Western, have tendered their resignations, to be effective immediately after the Effective Time of the Consolidation.

               (k) Any Consents of a Governmental Entity which are referred to in this Agreement and are necessary to consummate the Consolidation, the Merger or any of the other transactions contemplated hereby shall have been granted without the imposition, in the sole opinion of CVB and Chino Valley, of materially burdensome conditions.
               (l) There shall have been executed and delivered to CVB and Chino Valley, contemporaneously with the execution and delivery of this
Agreement:

                    (i) Noncompetition Agreements with each of Western's directors and Executive Officers; and

                    (ii) Shareholder's Agreements with each of the directors of Western.

               (m) CVB and Chino Valley shall have received an opinion from Manatt, Phelps & Phillips to the effect that (i) the Consolidation constitutes a "qualified stock purchase" under Section 338(a) of the Code,
(ii) the Merger qualifies as a taxfree reorganization under Section 368(a)(1)(A) of the Code and (iii) the Consolidation and Merger will not result in the recognition of gain or loss for federal income tax purposes by Western, CVB, Chino Valley or the Surviving Bank.

               (n) CVB shall have received satisfactory evidence that all Western Options have been cancelled and terminated on terms and conditions satisfactory to CVB.

               (o) CVB and Chino Valley shall have received satisfactory evidence that all Western Employment Agreements, have been terminated on terms and conditions satisfactory to CVB and Chino Valley.

               (p) The Western Lease shall have been extended on terms and conditions satisfactory to CVB and Chino Valley.

               (q) CVB and Chino Valley shall have received satisfactory evidence that (i) all of Western's employee benefit plans, programs and arrangements, have been terminated on terms and conditions satisfactory to CVB and Chino Valley and (ii) all benefits payable under such plans, programs and arrangements have been paid.

               (r) CVB and Chino Valley shall have received satisfactory assurances that the Surviving Bank shall have, on and after the Effective Time of the Merger, insurance policies and bonds that are comparable in terms of both coverage and cost to those maintained by or with respect to Chino Valley or its officers and directors prior to the Effective Time of the Merger.

               (s) As of the Determination Date, Western's allowance for loan losses shall not be less than $700,000. CVB and Chino Valley shall have received a certificate to that effect from Western dated as of the Closing Date and executed on behalf of Western by its Chief Executive Officer and Chief Financial Officer.

               (t) As of the Determination Date and immediately prior to the Effective Time of the Consolidation and the Effective Time of the Merger, the Contingent Reserve shall equal that number which is equal to 20% of the principal amount of the Contingent Loans at the Effective Time of the Merger.

               (u) CVB and Chino Valley shall have received from the Securities and Exchange Commission and the California Department of Corporations a letter to the effect that such agencies will not take any action against CVB or Chino Valley if CVB issues the Continent Payment Rights without registration or qualification under the Securities Act of 1993, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939 or the California Corporate Securities Laws of 1968.

               (v) All material legal matters in connection with the consummation of the transactions contemplated hereby, including the Merger, shall have been approved by Manatt, Phelps & Phillips or such other counsel of CVB and Chino Valley.

          8.3 Additional Conditions to Obligations of Western to Close. The obligations of Western to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of each of the following conditions:

               (a) All actions necessary to authorize the execution, delivery and performance of the Agreement by CVB and Chino Valley and consummation of the Consolidation by New Bank shall have been duly and validly taken by the Board of Directors of CVB, Chino Valley and New Bank.

               (b) The covenants and agreements of CVB to be performed at or before the Effective Time of the Consolidation shall have been duly performed in all material respects. Western shall have received a certificate to that effect dated the Closing Date and executed on behalf of CVB by the Chief Executive Officer and Chief Financial Officer of CVB.

               (c) CVB shall have delivered to Western the written opinion of Manatt, Phelps & Phillips or other legal counsel reasonably acceptable to Western, dated the Closing Date in substantially the form attached to this Agreement as Exhibit E.

               (d) Cash representing the Aggregate Purchase Price shall have been deposited with the Exchange Agent at least one Business Day prior to the Effective Time of the Consolidation.

               (e) All material legal matters in connection with the consummation of the transactions contemplated hereby, including the Merger, shall been approved by Labowe, Labowe & Hoffman, or such other counsel of

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





Western.


ARTICLE 9

EMPLOYEE BENEFITS

          9.1 Termination of Western Employee Benefits Plans. Western shall have terminated all employee benefit plans prior to the Effective Time of the Consolidation and no such employee benefit plans shall become plans of the Consolidated Association or the Surviving Bank.

          9.2 Western Employee Benefits. At and as of the Effective Time of the Merger, the former officers and employees of Western who become officers and employees of the Surviving Bank shall, in that capacity, be entitled to participate in all employee benefits and benefit programs of the Surviving Bank in accordance with the terms of such employee benefit programs. Surviving Bank shall recognize such former officers' and employees' service with Western for purposes of eligibility of benefits under such benefit programs, except that no former officer or employee of Western shall be deemed to have accrued any rights under the Chino Valley Employee Profit Sharing Plan by reason of past employment by Western. Such former employee or officer of Western shall commence accruing service for eligibility and vesting purposes under such Profit Sharing Plan beginning on the date he first performs an hour of service for the Surviving Bank.


ARTICLE 10

TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS;
PAYMENT OF EXPENSES; FILINGS AND APPROVALS

          10.1  Termination of Agreement.

          Anything herein to the contrary notwithstanding, this Agreement, the Consolidation and the Merger contemplated hereby may be terminated at any time before the Effective Time of the Consolidation, whether before or after approval by the shareholders of Western and New Bank as follows, and in no other manner:

               (a) Initial Due Diligence. By CVB and Chino Valley, at any time, within 45 days after the date of this Agreement, if in the course, or as a result, of its examination of assets, liabilities, business, condition (financial or otherwise) operations and prospects of Western, including, but not limited to, its examination and review of (i) any matters, documents, agreements or instruments included or referred to on the schedules of Western delivered pursuant to Article 4 of this Agreement,
(ii) the accounting books and records of Western, (iii) the loan portfolio of Western (iv) the minute and corporate books and records of Western, or
(v) the material contracts, agreements and leases of Western, CVB and Chino Valley conclude, in their sole discretion, that (A) CVB, Chino Valley or the Surviving Bank may not realize fully the benefits of the Consolidation or Merger and the transactions contemplated by this Agreement or (B) there

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





exists a fact or event related to the business, condition (financial or otherwise), prospects, capitalization or properties of Western that has or could reasonably have a material adverse effect on the business, financial condition, results of operations or prospects of Western or the Surviving Bank.

               (b)  Mutual Consent.  By mutual consent of the Parties.

               (c) General Conditions Not Met. By CVB and Chino Valley or Western, if any conditions set forth in Section 8.1 shall not have been met by May 31, 1994.

               (d) Conditions. By CVB and Chino Valley, if any conditions set forth in Section 8.2 shall not have been met, or by Western if any conditions set forth in Section 8.3 shall not have been met, by May 31, 1994, or such earlier time as it becomes apparent that such condition cannot be met.

               (e) FRB, Comptroller, FDIC or Superintendent Approval. By CVB and Chino Valley or Western, if the FRB or the Comptroller shall have finally declined to approve the Consolidation or by CVB and Chino Valley if the FDIC or Superintendent shall have finally declined to approve the Merger.

               (f)  Default.

                    (i)  By CVB and Chino Valley, if Western
should materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained (other than Section 6.5) and such default shall not have been fully cured within 20 Business Days after written notice specifying the alleged default.

                    (ii) By Western, if CVB or Chino Valley should materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days after written notice specifying the alleged default.

                      (g)  Alternative Transactions.

                    (i) By CVB and Chino Valley, at any time, if Western violates the covenants set forth in subsections (a), (b) or (c) of Section 6.5.

                    (ii) By either Western or CVB and Chino Valley, at any time, if Western has received an unsolicited offer from a Person other than CVB and Chino Valley to effect an Alternative Transaction and takes any action referred to in subsection (b) of Section 6.5 after the Board of Directors of Western is advised in writing by outside legal counsel that in the exercise of its fiduciary duty such action should be taken.

               (h) Withdrawal of Board Recommendation. By CVB and Chino Valley, at any time, if the Board of Directors of Western withdraws its recommendation pursuant to Section 6.7.

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





(i)  Shareholder Non-Approval.  By CVB and Chino
Valley, at any time, if the approval of the shareholders of Western to all of the matters referred to in Section 6.7 is not obtained prior to March 31, 1994.

               (j) Expiration Date. By CVB and Chino Valley or Western if the Closing has not occurred by May 31, 1994, unless such date is extended by mutual agreement of the Parties (the "Expiration Date").

          10.2     Effect of Termination; Liquidated Damages; Expenses.

               (a) No termination of this Agreement under this Article 10 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under subsection (b) of this
Section 10.2, or Sections 11.8, 11.9 and 11.11 or from any liability or damage to any other Party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said Party's material breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder; provided, however, that, if such termination shall result from (i) an election to terminate by CVB and Chino Valley pursuant to subsection (g)(i) of Section 10.1, Western shall pay to CVB and Chino Valley as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the sum of $500,000, within ten Business Days following the notice that such violation has occurred and (ii) an election to terminate by CVB and Chino Valley pursuant to subsections (g)(ii) or (h) of Section 10.1, Western shall pay to CVB and Chino Valley, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the sum of $250,000 plus CVB and Chino Valley's out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, attorney's fees) up to $100,000 within ten Business Days following notice of such election; and provided, further, that if such termination shall result from CVB's willful failure to cause New Bank to consummate the Consolidation on or before the Expiration Date, notwithstanding each and every condition to its obligation to cause New Bank to consummate the Consolidation having been satisfied prior to that date, CVB shall pay to Western (provided Western is not otherwise in breach of this Agreement), as full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the sum of $150,000 plus Western's out-of-pocket expenses in connection with this Agreement and the transactions, contemplated hereby (including, but not limited to, attorney's fees) up to $100,000 within ten Business Days following notice thereof.

Any claim for reimbursement of out-of-pocket expenses pursuant to this
Section      10.2(a) shall be subject to reasonable
documentation.

               (b) Except as otherwise provided in this Section 10.2, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses as indicated below:

                    (i) all fees and disbursements of their counsel, consultants and accountants shall be paid by CVB and Chino Valley;

                    (ii) all fees and disbursements of its counsel, consultants and accountants shall be paid by Western;

                    (iii)  all fees and out-of-pocket expenses in
connection with obtaining approval by shareholders of Western of the matters referred to in Section 6.7, including any proxy solicitation costs, shall be paid by Western; and

                    (iv) all filing fees in connection with securing approval of the transactions contemplated in this Agreement by the Comptroller, the FRB, the FDIC and the Superintendent shall be paid by CVB and Chino Valley.


ARTICLE 11

GENERAL

          11.1 Amendments. To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time of the Consolidation, whether before or after approval of this Agreement by the shareholders of Western.

          11.2 Schedules; Exhibits; Integration. Each schedule, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although schedules and letters need not be attached to each copy of this Agreement. This Agreement, together with such schedules, exhibits, and letters, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. Any representation or warranty made as of the Closing Date shall be deemed to have been made with respect to the schedules, exhibits and letters provided as of the date of this Agreement and not as amended and supplemented pursuant to Sections 4.28 or 6.6 on or before such date.

          11.3  Third Parties.  Except as contemplated by
Section 4.20, each Party intends that this Agreement shall not benefit or create any right or cause of action in any Person other than the Parties hereto.

          11.4 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in such state except that the provisions of this Agreement with respect to the Consolidation and the Merger shall also be governed by United States law.

          11.5 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by the Parties,

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





in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

          11.6 Headings. The descriptive headings of the several Articles, Sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          11.7 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

          11.8 Publicity. The Parties shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no Party shall issue any press release, publicity statement, shareholder communication or other public notice relating to this Agreement or any of the transactions contem plated hereby without obtaining the prior consent of the Parties except to the extent that independent legal counsel to the Parties, as the case may be, shall deliver a written opinion to the Parties that a particular action is required by applicable Rules.

          11.9 Confidentiality. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the FRB, the Comptroller, the Superintendent, the FDIC or any other Governmental Entity having jurisdiction over Western or CVB and Chino Valley or as may otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and nonuse shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (y) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (z) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that include Confidential Information.

          11.10 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.
          11.11 Notices. Any notice or communication required or permitted hereunder, including, without limitation, supplemental schedules required under Section 6.6, shall be deemed to have been given if in

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writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission or
(c) mailed by certified or registered mail, postage prepaid, with return receipt requested, addressed as follows:

                 If to CVB and Chino Valley addressed to:

                    CVB Financial Corp.
                    701 N. Haven Avenue, Suite 350
Ontario, California   91764 Attention:  D. Linn Wiley
Telecopier No.:  (714) 980-5232

          With a copy addressed to:

Manatt, Phelps & Phillips 11355 West Olympic Boulevard Los
Angeles, California  90064 Attn:  Barnet Reitner, Esq.
Telecopier No.: (310) 312-4224

                 If to Western addressed to:

Western Industrial National Bank 9754 Rush Street
South El Monte, California  91733 Attention:  Thomas A. Walker
Telecopier No.:  (818) 444-2763

          With a copy addressed to:

                    Labowe, Labowe & Hoffman
                    1631 West Beverly Boulevard
                    2nd Floor
                    Los Angeles, CA  90026
                    Attn:  Ronald B. Labowe, Esq.
                    Telecopier No.:  (213) 975-1145

          If to WIN Investment Group addressed to:

                    WIN Investment Group
                    1500 North Potrero Avenue
                    South El Monte, California 91733 Attention: Evans Menon Telecopier No.: (818) 444-2915

          With a copy addressed to:

                    Labowe, Labowe & Hoffman
1631 West Beverly Boulevard 2nd Floor
Los Angeles, CA  90026 Attn:  Ronald B. Labowe, Esq.
                    Telecopier No.:  (213) 975-1145


or at such other address and to the attention of such other Person as a Party may give notice to the others in accordance with this Section
  11.11. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

          11.12 Knowledge. Whenever any statement herein or in any Schedule, certificate or other documents delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or another Person, such Party or other Person shall make such statement only after con ducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

          IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                         CVB FINANCIAL CORP.

                         By /s/ D. Linn Wiley
                         President and Chief Executive Officer




ATTEST:
Secretary
                         /s/ Donna Marchesi

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





                         CHINO VALLEY BANK
                         By /s/ D. Linn Wiley
                         President and Chief Executive Officer




 ATTEST:


Secretary                /s/ Donna Marchesi


                         WESTERN INDUSTRIAL NATIONAL BANK



                         By /s/ Tom L. Walker
                            President and Chief Executive Officer

ATTEST:

Secretary                /s/ Noel A. Castellon

Table of Contents

     ARTICLE 1     DEFINITIONS

          1.1     Definitions

     ARTICLE 2    THE CONSOLIDATION AND RELATED MATTERS
          2.1     The Consolidation.
          2.2     Effect of the Consolidation.
          2.3     Dissenting Shareholders.
          2.4     The Aggregate Purchase Price and Per Share
                  Price
          2.5     Delivery of Cash.
          2.6     Contingent Payment Rights
          2.7     Name of Consolidated Association.
          2.8     Directors and Officers of Consolidated
                  Association.
          2.9     Noncompetition Agreements
          2.10    Shareholder's Agreements

     ARTICLE 3    THE CLOSING

          3.1     Closing Date
          3.2     Execution of Agreement to Consolidate
          3.3     Execution of Agreement of Merger
          3.4     Documents to be Delivered

     ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF WESTERN

          4.1     Organization, Standing and Power

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





          4.2     Capitalization
          4.3     Subsidiaries
          4.4     Financial Statements
          4.5     No Material Liabilities
          4.6     Authority of Western
          4.7     Reserved.
          4.8     No Conflicts; Defaults
          4.9     Reports and Filings
          4.10    Tax and Other Returns and Reports
          4.11    Contracts
          4.12    Title to Property
          4.13    Litigation
          4.14    Certain Adverse Changes
          4.15    Minute Books
          4.16    Accounting Records; Data Processing
          4.17    Insurance
          4.18    Employee Benefit Plans and Employment and
                  Labor Contracts
          4.19    Investments
          4.20    Broker's or Finder's Fees
          4.21    Compliance with Rules
          4.22    Certain Interests
          4.23    Extensions of Credit
          4.24    Operating Losses
          4.25    Powers of Attorney
          4.26    Offices and ATMs
          4.27    Disclosure Documents and Applications
          4.28    Accuracy and Currentness of Information
                  Furnished
          4.29    Effective Date of Representations, Warranties,
                  Covenants and Agreements

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF CVB AND
                  CHINO VALLEY

          5.1     Organization, Standing and Power of CVB and
                  Chino Valley
          5.2     Authority of CVB and Chino Valley
          5.3     No Conflicts; Defaults
          5.4     Accuracy of Information Furnished
          5.5     Adequacy of Capital
          5.6     Compliance with Rules
          5.7     Authority of New Bank

ARTICLE 6         CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                  TIME OF MERGER

          6.1     Access to Information
          6.2     Material Adverse Changes; Reports; Financial
                  Statements; Filings
          6.3     Limitation on Western's Conduct Prior to
                  Closing
          6.4     Certain Loans and Other Extension of Credit
          6.5     No Solicitation, etc

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          6.6     Schedules of Western
          6.7     Shareholder Approval
          6.8     Compliance with Rules
          6.9     Disposition of Employee Benefit Plans
          6.10    Cancellation of Western Options
          6.11    Termination of Western Employment Agreements

          6.12    Action on Lease
          6.13    Execute Agreement to Consolidate

ARTICLE 7         FURTHER COVENANTS OF THE PARTIES

          7.1     Execution of Agreement to Consolidate
          7.2     Filings, Consents and Insurance
          7.3     Preservation of Employment Relations Prior to
                  Effective Time

ARTICLE 8         CONDITIONS PRECEDENT TO CONTEMPLATED
                  TRANSACTIONS

          8.1     Conditions to Each Party's Obligation to Close
          8.2     Additional Conditions to Obligations of
                  Chino Valley to Close
          8.3 Additional Conditions to Obligations of Western to Close

ARTICLE 9         EMPLOYEE BENEFITS

          9.1     Termination of Western Employee Benefits Plans
          9.2     Western Employee Benefits

ARTICLE 10        TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS; PAYMENT

                   OF EXPENSES; FILINGS AND APPROVALS

     10.1         Termination of Agreement
     10.2         Effect of Termination; Liquidated Damages;
                  Expenses

ARTICLE 11        GENERAL

     11.1         Amendments
     11.2         Schedules; Exhibits; Integration
11.3              Third Parties
11.4              Governing Law
11.5              No Assignment
11.6              Headings
11.7              Counterparts
11.8              Publicity
11.9              Confidentiality
11.10             Waiver
11.11             Notices
11.12             Knowledge


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EXHIBITS

A-1                Agreement to Consolidate
A-2                Agreement of Merger
B                 Form of Noncompetition Agreement
C                 Form of Shareholder's Agreement
D                 Form of Opinion of Counsel of Western
E                 Form of Opinion of Counsel of CVB and Chino Valley

SCHEDULES

Schedule 4.2      Western Options
Schedule 4.3      Subsidiaries
Schedule 4.5      Material Liabilities
Schedule 4.8      Conflicts, Defaults and Required Consents
Schedule 4.10     Taxes
Schedule 4.11     Material Contracts
Schedule 4.12     Real Property
Schedule 4.13     Litigation and Regulatory Proceedings
Schedule 4.16     Data Processing
Schedule 4.17     Insurance
Schedule 4.18     Employee Benefit Plans; Employment and Labor
            Contracts
Schedule 4.19     Investments
Schedule 4.22     Certain Interests
Schedule 4.23     Classified Assets
Schedule 4.24     Operating Losses
Schedule 4.26     Offices and ATMs



























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